UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2009

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

     On October 28, 2009, PremierWest Bancorp issued a press release announcing financial results for the third quarter ended September 30, 2009. A copy of the press release is attached as Exhibit 99.1.

Item 8.01  Other Events.

     On October 28, 2009, PremierWest Bancorp, in its press release announcing financial results for the third quarter, announced that it has deferred regularly scheduled interest payments on its outstanding junior subordinated debentures relating to its trust preferred securities. Under the terms of the junior subordinated debentures and trust documents, PremierWest Bancorp is allowed to defer payments of interest for up to 20 consecutive quarterly periods without default. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities. Also during the deferral period, PremierWest Bancorp generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “TARP Preferred Stock”), issued under the U.S. Department of the Treasury’s TARP Capital Purchase Program. In addition, PremierWest Bancorp will be restricted from making any payment on outstanding debt obligations that rank equally with, or junior to, the junior subordinated notes. PremierWest Bancorp also announced the suspension of regular quarterly cash dividend payments on the TARP Preferred Stock. Under the terms of the TARP Preferred Stock, PremierWest Bancorp is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments may be deferred, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the TARP Preferred Stock. A copy of the press release is included as Exhibit 99.1 to this report.

Item 9.01   Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
99.1 Press Release

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP
(Registrant)

Date:	October 28, 2009	By:	/s/ Michael D. Fowler
Michael D. Fowler
Executive Vice President and
Chief Financial Officer